UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2014

FSP GALLERIA NORTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-51940	20-1641289
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Edgewater Place, Suite 200, Wakefield, Massachusetts	01880
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 557-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 21, 2014, FSP Galleria North Limited Partnership (the “Seller”), an entity that is wholly-owned by FSP Galleria North Corp. (the “Registrant”), entered into an agreement for the purchase and sale of real property (the “Agreement”) with IPERS GALLERIA NORTH TOWER I, INC. (the “Buyer”).  There are no material relationships, other than in respect of the Agreement, among the Buyer and the Seller, the Registrant or any of the Registrant’s affiliates.  The Seller’s real property is located at 13737 Noel Road, Dallas, Texas, and is a 16-story multi-tenant office building containing approximately 379,518 rentable square feet of space located on approximately 4.8 acres of land (the “Property”).  The purchase price of the Property is $86,000,000. The sale of the Property is subject to the Registrant obtaining the consent of the holders of its preferred and common stock and to customary conditions and termination rights for transactions of this type, including a due diligence inspection period for the Buyer.  Assuming that the Registrant obtains the required consent of the holders of its preferred and common stock, the Buyer completes a satisfactory due diligence inspection of the Property and certain other conditions are satisfied, the Registrant anticipates that the closing of the sale of the Property will take place on or about June 19, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FSP GALLERIA NORTH CORP.
Date: May 22, 2014	By: /s/ George J. Carter
George J. Carter President and Chief Executive Officer

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